Exhibit 99.1

Q3 2013 Selected Operating and Financial Results

Virgin Media Delivers Continued Rebased OCF Growth in Q3 2013

London, England - November 6, 2013. Virgin Media Inc. (“Virgin Media” or the “Company”), the leading cable operator in the United Kingdom (“U.K.”), today provides selected, preliminary unaudited operating and financial information for the three and nine months ended September 30, 2013. On June 7, 2013, Virgin Media became a wholly-owned subsidiary of Liberty Global plc (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK) pursuant to a cash and stock merger (the “Liberty Global Transaction”). A copy of this investor release is available on the websites of Virgin Media (www.virginmedia.com) and Liberty Global (www.libertyglobal.com). In addition, Virgin Media’s September 30, 2013 unaudited consolidated financial statements with the accompanying notes are expected to be available on the Virgin Media and Liberty Global websites by mid-November 2013.

Operating and financial highlights for the three months (“Q3”) and the nine months (“YTD”) ended September 30, 2013, as compared to the results for the same periods last year (unless noted), include:1

Operating and Financial Performance:*

•	Increased RGUs[2] by 84,900 to 12.2 million and customers by 41,400 to 4.9 million over the last twelve month (“LTM”) period
- Improved customer growth sequentially with 13,500 gain in Q3
- Superfast broadband RGUs (30 Mbps and above) now 3.0 million, up 250,400 in Q3
- TiVo growth has accelerated sequentially, up 165,000 in Q3 and is now 49% of TV base

•	Delivered revenue of £1,023 million in Q3 and £3,092 million YTD
- Rebased3 revenue growth of 2% for Q3 and YTD
- Solid underlying performance in cable revenue, with growth of 4% in Q3 and 6% YTD
- Rebased business revenue was up 2% in Q3 following a 4%4 year-over-year rebased decline in Q2 2013

•	Realized Operating Cash Flow (“OCF”)[5] of £427 million in Q3 and £1,271 million YTD
- Achieved rebased OCF growth of 3% for Q3 and 6% YTD
- Improved OCF margin year-over-year to 42% for Q3 and 41% for YTD

•	Operating income of £171 million for YTD and operating loss of £46 million for Q3

•	Property and equipment additions[6] as a percentage of revenue were 21% in Q3 and YTD

•	Strategic initiatives underpin differentiated consumer propositions and future revenue growth
- Additions of BT Sport and Netflix enhance our TV service
- Signed a deal with Apple to launch iPhone and launched our WiFi calling app SmartCall
- New MVNO deal with EE lays the foundation for improved mobile propositions

•
Liberty Global expects to achieve up to double the initial $180 million estimate of combined run-rate synergies for OCF and capital expenditures once the integration process is substantially complete. We expect that most of these synergies will positively impact Virgin Media.

•	Long-term capital structure in place with a fully-swapped borrowing cost of 6.1%[7]

________________________________
* For definitions and reconciliations of certain financial and subscriber metrics, please see pages 10 -14. OCF and all other metrics generally have been presented herein using Liberty Global’s definitions for all periods presented. To the extent applicable, we have provided explanations and reconciliations of the differences between Liberty Global’s definitions and our former definitions. The 2013 figures in this release combine amounts from “Predecessor” and “Successor” Periods. The combination of Predecessor and Successor periods is not permitted by generally accepted accounting principles in the United States (“GAAP”) and has not been prepared with a view towards complying with Article 11 of Regulation S-X. For further details concerning the Predecessor and Successor Periods, see page 10, and for additional information, see note 1 on page 12.

Virgin Media Operating Statistics Summary*

	As of and for the period ended September 30,
	2013	2012
CABLE

Footprint
Homes Passed[8]	12,531,500	12,446,900
Two-way Homes Passed[9]	12,531,500	12,446,900

Subscribers (RGUs)
Television[10]	3,753,200	3,778,400
Internet[11]	4,336,600	4,209,500
Telephony[12]	4,140,700	4,157,700
Total RGUs	12,230,500	12,145,600

Q3 RGU net additions (losses)
Television	(12,600)	10,700
Internet	30,200	56,900
Telephony	(24,400)	9,400
Total RGU net additions (losses)	(6,800)	77,000

Customer Relationships
Customer Relationships[13]	4,892,800	4,851,600
Q3 Customer Relationship net additions	13,500	39,500
Q3 Average Monthly Revenue per Customer Relationship[14]	£48.00	£46.51
RGUs per Customer Relationship	2.50	2.50

Customer Bundling
Single-Play	15.6%	14.3%
Double-Play	18.9%	21.0%
Triple-Play	65.5%	64.7%

MOBILE

Mobile Subscribers
Postpaid[15]	1,851,500	1,670,900
Prepaid[16]	1,180,400	1,360,700
Total	3,031,900	3,031,600

Q3 Postpaid net additions	58,400	29,000
Q3 Prepaid net losses	(53,100)	(24,100)
Total Mobile net additions	5,300	4,900

Average Monthly Revenue per Mobile Subscriber[17]
Excluding interconnect revenue	£12.31	£12.26
Including interconnect revenue	£14.51	£14.83

__________________

* For footnote disclosure, please refer to pages 12-14. Statistics and figures are generally calculated in accordance with Liberty Global policies for all periods presented.

Operational Performance

Cable

At September 30, 2013, we provided our 4.9 million residential customers a total of 12.2 million cable subscription services, consisting of 3.8 million television, 4.3 million internet and 4.1 million telephony RGUs. During the quarter, we added 13,500 customer relationships, which was a substantial improvement compared with the loss of 23,500 customers in Q2 2013. Similarly, RGU performance improved sequentially from 34,000 RGU net losses in Q2 2013 to 6,800 RGU net losses in Q3. This improvement is due to seasonally higher growth as students return for the new academic year and as customers sign up for TV packages at the start of the football season. However, customer and RGU growth were both lower compared with Q3 2012 which had been helped by our broadband speed upgrade and associated marketing, as well as the launch of our triple play “Collections” bundles in April 2012. In Q3 2013, growth was also affected by increased promotions by our competitors in connection with the launch of the new BT Sport channels in August.

We finished Q3 with 2.5 RGUs per customer and triple play penetration approaching 66%. Price increases combined with continued success in upselling customers to higher value products has helped drive Average Monthly Revenue per Customer Relationship up 3% year-over-year to £48.00.

Our internet RGUs increased 30,200 in the quarter to 4.3 million. Of these, 3.0 million, or 69%, subscribe to superfast broadband services. Superfast broadband RGUs increased 250,400 in Q3, with over 45% of new subscribers taking speeds of 60 Mbps or higher, demonstrating the strong ongoing demand for higher speeds. In addition, the average monthly data consumption of our customers at 45 GB is 50% higher than the U.K. average of 30 GB, with top tier customers consuming twice as much data as the average across our base.

Despite the competitive landscape, Q3 saw the smallest quarterly decline in overall television RGUs since 2012. Total television RGUs declined 12,600 during Q3. Moreover, television net additions in the quarter improved following the addition of the BT Sport channels to our TV XL tier in August. Our TiVo base increased 165,000 to 1.8 million during Q3 and now represents 49% of our television RGUs, as compared to 30% at Q3 2012. We also announced a deal with Netflix in September to bring the internet TV network onto a pay-TV platform for the first time. Using the Netflix app, which we are currently piloting, TiVo households will be able to watch Netflix through their set-top box. We have also added 5 new linear streaming channels, including BT Sport, to our cloud-based entertainment service, Virgin TV Anywhere. We now offer 80 live streaming channels on PCs and 57 on iOS devices, which is more than competitors’ alternative cloud-based services.

Telephony RGUs decreased by 24,400 in Q3, as compared with a 9,400 gain in Q3 2012. This was due primarily to a change in our marketing and promotional focus from bundled propositions in Q3 2012, to internet and television campaigns in Q3 2013.

Mobile

During Q3, total mobile subscribers grew 5,300. Our overall mix continues to improve as we increased total postpaid mobile subscribers by 58,400 to 1.9 million, while the number of our prepaid mobile subscribers reduced by 53,100 to 1.2 million. We offer postpaid customers the option of either a subscriber identification module or “SIM”-only contract, or a contract that includes a subsidized mobile handset. Our SIM-only base has been growing as a proportion of our total postpaid base, with both propositions driving profitable customer growth. We continue to focus on cross-selling postpaid mobile into our cable base and we now have approximately 1.5 million total mobile subscribers in nearly 1.0 million cable homes. Quad-play penetration18 is approximately 16% of our cable customer base. Our new MVNO deal with EE will enable us to offer more innovative and targeted propositions in the future. Furthermore, Virgin Media will offer the iPhone 5s, 5c and 4s to customers beginning November 22, 2013.

Business

Revenue growth in business has been slower than anticipated due in part to competitive and economic factors, but we are beginning to see initial signs of recovery with year-over-year rebased revenue growth of 2% in Q3. Vue Cinemas is an example of a significant contract win in the quarter. We have also focused on enhancing our product set having launched Business Mobile and Microsoft Lync, which address the demand for converged IT solutions. In addition, we have continued to make progress in the public sector with further products being accredited under government security guidelines, which are essential to compete effectively. Overall, we are optimistic about our business growth prospects under the leadership of our new Managing Director of Virgin Media Business, Peter Kelly, who joined in mid-September.

Financial Summary

Previously reported rebased growth rates for the three and six months ended June 30, 2013 have been revised to correct certain policy alignment adjustments for installation fees on business contracts. For additional information, see page 11.

The following tables reflect preliminary unaudited selected financial results for the three and nine months ended September 30, 2013 and 2012, respectively. These figures combine amounts from “Predecessor” and “Successor” Periods, which are set out on page 10. For additional information, see note 1 on page 12.

	Three months ended September 30,		Increase (decrease)		Increase(decrease)
	2013	2012	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£242.6	£223.3	£19.3	8.6	8.6
Internet	216.9	202.6	14.3	7.1	7.1
Telephony	244.1	248.3	(4.2)	(1.7)	(1.7)
Cable subscription revenue	703.6	674.2	29.4	4.4	4.4
Mobile	111.8	111.5	0.3	0.3	0.3
Total subscription revenue	815.4	785.7	29.7	3.8	3.8
Business	146.6	168.6	(22.0)	(13.0)	2.3
Other	60.8	73.4	(12.6)	(17.2)	(17.2)
Total revenue	£1,022.8	£1,027.7	£(4.9)	(0.5)	2.0

OCF	£426.7	£427.0	£(0.3)	(0.1)	2.9
Property & equipment additions	£212.3	£203.1	£9.2	4.5

% of revenue
OCF	41.7%	41.5%
Property and equipment additions	20.8%	19.8%

	Nine months ended September 30,		Increase (decrease)		Increase(decrease)
	2013	2012	£	%	Rebased %
	in millions, except % amounts

Revenue:
Subscription revenue:
Television	£728.6	£654.1	£74.5	11.4	11.4
Internet	650.7	595.1	55.6	9.3	9.3
Telephony	739.7	748.4	(8.7)	(1.2)	(1.2)
Cable subscription revenue	2,119.0	1,997.6	121.4	6.1	6.1
Mobile	326.6	324.6	2.0	0.6	0.6
Total subscription revenue	2,445.6	2,322.2	123.4	5.3	5.3
Business	457.5	505.0	(47.5)	(9.4)	(1.2)
Other	188.9	233.6	(44.7)	(19.1)	(19.1)
Total revenue	£3,092.0	£3,060.8	£31.2	1.0	2.4

OCF	£1,270.7	£1,232.6	£38.1	3.1	6.1
Property & equipment additions	£660.7	£674.7	£(14.0)	(2.1)

% of revenue
OCF	41.1%	40.3%
Property and equipment additions	21.4%	22.0%

Financial Results

For the three and nine months ended September 30, 2013, we reported revenue of £1,023 million and £3,092 million, respectively, as compared to £1,028 million and £3,061 million, for the corresponding prior year periods. We generated rebased revenue growth of 2% for Q3 and YTD. The principal revenue driver for both periods was subscription revenue from our cable products, which accounted for almost 70% of our consolidated revenue during both the Q3 and YTD periods. This growth has been partly supported by a cable price increase implemented in February 2013 as well as improvements in our customer mix as more customers subscribed to TiVo and superfast broadband.

Mobile subscription revenue, which represents over 10% of total revenue, was relatively flat in Q3 and increased 1% YTD. The modest year-over-year growth in mobile revenue, which improved in Q3 compared with a 3% year-over-year decline in Q2 2013, was supported by growth in our postpaid mobile customer base and a price increase in July 2013. These factors were only partially offset by lower chargeable usage, a decline in prepaid mobile customers and an increase in the percentage of SIM-only postpaid customers on lower tariffs.

On a year-over-year basis, total subscription revenue growth for Q3 and YTD, was 4% and 5%, respectively. Our total subscription revenue growth was largely offset by declines in business and other revenue. Other revenue, representing 6% of our total revenue, comprises all non-subscription revenue including interconnect, mobile equipment sales, advertising, cable installation and revenue from our non-cable business. Other revenue decreased 17% and 19% for Q3 and YTD, respectively, due primarily to declines in interconnect, cable installation and non-cable revenue. Interconnect revenue was affected by regulatory declines in mobile termination rates (“MTR”) which occurred in April 2012, May 2012 and April 2013. As compared to the corresponding prior year periods, the MTR change reduced the amount of mobile interconnect revenue we received for Q3 and YTD by approximately £3 million and £15 million, respectively.

Representing approximately 14% of our total revenue, reported business revenue declined £22 million or 13% year-over-year to £147 million in Q3 and £48 million or 9% to £458 million YTD. These declines on a reported basis were primarily impacted by the deferral of installation revenue in the Successor Period following a change in accounting policy, as described in footnote 3. During the Successor Period, we have deferred £15 million of business installation revenue, including £10 million during Q3 that would have been recognized as revenue upon completion of the installation services under our accounting policies prior to the Liberty Global Transaction, net of the amount amortized into revenue. In terms of rebased growth, which adjusts for this policy change, our Q3 revenue growth was up 2% year-over-year. Rebased YTD revenue was down 1% due primarily to declines in the first half of 2013 as a result of continued declines in voice revenue and non-recurring revenue in the first half of 2012 that was not repeated in the first half of 2013, partially offset by higher low margin local area network or “LAN” equipment sales and modest increases in data revenue.

On a reported basis, OCF for Q3 was flat at £427 million and up 3% YTD, as compared with the corresponding prior year periods. In terms of OCF margin, we realized modest year-over-year improvement. For Q3 and YTD we delivered OCF margins of 41.7% and 41.1% respectively, as compared with 41.5% for Q3 2012 and 40.3% for YTD 2012. We were able to achieve these modest increases despite higher programming costs following the addition of BT Sport to our channel line-up and rate increases on Sky premium content.

Rebased OCF growth, which takes into account the accounting policy change for business installation revenue, other policy adjustments and acquisition accounting adjustments to reflect a capacity supply contract recognized at estimated fair value, was 3% and 6% for Q3 and YTD, respectively, as compared with the corresponding prior year periods. Looking toward the fourth quarter, we will face a difficult comparison with respect to our rebased OCF growth, as our strong Q4 2012 OCF performance was helped by more than £15 million of non-recurring items.

We reported an operating loss of £46 million and operating income of £171 million for three and nine months ended September 30, 2013, respectively. This includes £13 million of restructuring costs in Q3 and £18 million YTD associated with the ongoing integration of Virgin Media with Liberty Global’s existing European operations. We expect to record further restructuring charges during Q4 2013 and in 2014. Operating income for Q3 has also been affected by higher depreciation and amortization costs, higher stock-based compensation expense, and the impairment of certain network assets.

We experienced a marginal 2% year-over-year decrease in our property and equipment additions to £661 million for the nine months ended September 30, 2013, due to lower expenditures on customer premises equipment as we completed our 18-month broadband speed upgrade program at the end of Q2 2013. However, property and equipment additions increased 5% to £212 million for the three months ending September 30, 2013 compared with the same period in the prior year. This is due in part to a modest investment in our mobile IT systems as part of the transition to a full MVNO. Measured as a percentage of revenue, our property and equipment additions were 21% for both the three and nine months ended September 30, 2013. For additional information on how our property and equipment additions reconcile to our capital expenditures19 as reported in our condensed consolidated cash flow statements, please see page 11.

Capital Resources

The following table details the sterling equivalent of the carrying value of our consolidated third-party financial debt as of September 30, 2013:

	September 30,	June 30,
	2013	2013
	in millions
Senior Credit Facility
Term Loan A (LIBOR + 325 bps)	£375.0	£375.0
Term Loan B (LIBOR + 275 bps)	1,694.2	1,805.3
Term Loan C (LIBOR + 375 bps)	597.1	597.0
Revolving Credit Facility	—	—
Total Senior Credit Facility	2,666.3	2,777.3

Senior Secured Notes
7.00% Senior Secured Notes due 2018	917.3	919.9
6.50% Senior Secured Notes due 2018	645.9	690.2
6.00% Senior Secured Notes due 2021	1,100.0	1,100.0
5.375% Senior Secured Notes due 2021	617.9	658.6
5.50% Senior Secured Notes due 2021	638.6	638.9
5.25% Senior Secured Notes due 2021	285.9	305.1
Total Senior Secured Notes	4,205.6	4,312.7

Senior Notes
8.875% Senior Notes due 2019	278.6	279.7
8.375% Senior Notes due 2019	345.7	369.9
7.00% Senior Notes due 2023	250.0	250.0
6.375% Senior Notes due 2023	327.5	349.0
5.25% Senior Notes due 2022	59.3	63.2
4.875% Senior Notes due 2022	74.0	78.9
5.125% Senior Notes due 2022	44.5	44.6
Total Senior Notes	1,379.6	1,435.3

6.50% Convertible Senior Notes due 2016	35.7	101.1
Capital Leases / Other	248.7	243.8
Total Debt (including current portion)	8,535.9	8,870.2

Cash and cash equivalents	(343.1)	(273.8)
Net debt[20]	£8,192.8	£8,596.4

Exchange rate	$1.6183	$1.5185

At September 30, 2013, we reported £8.5 billion of total debt and £343 million of cash and cash equivalents. Of our cash at quarter end, £231 million of the £343 million was held at the parent level and was unencumbered, while the remaining £112 million was held at the bank group level.

As compared to June 30, 2013, our total debt decreased by approximately £334 million, primarily as a result of a change in exchange rates and the election by holders of our 6.50% Convertible Senior Notes to exchange such notes for a combination of Liberty Global ordinary shares and cash. During Q3, an additional $90 million (£56 million) of these notes were exchanged. Following these exchanges, $55 million (£34 million) aggregate principal amount of the 6.50% Convertible Senior Notes remained outstanding. The aggregate cash paid in connection with the exchanges was $85 million (£53 million) in Q3. In July, we settled 94% of the notional amount of the associated conversion hedges for cash proceeds of $535 million (£331 million).

With respect to our consolidated debt at September 30, 2013, nearly 80% of our debt (inclusive of capital leases) was due in 2019 and beyond and we had a fully swapped borrowing cost of approximately 6.1%. Through the use of derivative instruments, substantially all of our debt has been matched to our underlying currency and the interest rates have been fixed.

As of September 30, 2013, we had maximum undrawn commitments of £660 million under the revolving credit facility of our Senior Credit Facility. When the September 30, 2013 compliance reporting requirements are completed and assuming no changes from September 30, 2013 borrowing levels, we anticipate that our availability at September 30, 2013 under the Senior Credit Facility will be limited to £622 million.

The Senior Credit Facility requires the Virgin Media borrower group to maintain a senior net debt leverage ratio, tested as of the end of each reporting period covering the last two quarterly accounting periods annualized, of no more than 4.25 to 1.00; and a total net debt leverage ratio, tested as of the end of each reporting period covering the last two quarterly accounting periods annualized, of no more than 5.50 to 1.00. Based on the results for the quarters ended June 30, 2013 and September 30, 2013 and subject to the completion of our third quarter bank reporting requirements, as of September 30, 2013 our senior net debt leverage ratio was 3.90x and our total net debt leverage ratio was 4.64x. The covenant calculations include £85 million for pro forma synergies, consistent with the respective bank facility and bond agreements.

About Virgin Media

Virgin Media is the first provider of all four broadband, TV, mobile phone and home phone services in the U.K. The company’s cable network - the result of multi-billion pound private investment - delivers ultrafast broadband to over half of all U.K. homes, with speeds of up to 120 Mbps, as well as market leading connectivity to thousands of public and private sector organisations across the country.

Virgin Media has developed the U.K.’s most advanced interactive television service, and was the first to offer HD TV and 3D on demand to millions of British households. It also launched the world’s first virtual mobile network and is one of the largest fixed-line home phone providers in the country. For more information, go to www.virginmedia.com.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. Liberty Global connects people to the digital world and enables them to discover and experience its endless possibilities. Liberty Global’s market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at September 30, 2013.

Liberty Global’s consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Liberty Global’s operations also include Chellomedia, its content division, Liberty Global Business Services, its commercial division and Liberty Global Ventures, its investment fund. For more information, please visit www.libertyglobal.com.

Disclaimer

This investor release contains forward-looking statements including our expectations with respect to our strategy and future growth prospects, including our expectations with regard to business revenue and our OCF for Q4 2013, our expectations for our subscribers, our churn rate, our average revenue per customer and the anticipated consequences, synergies and benefits of the Liberty Global Transaction; our assessment of the strength of our balance sheet, our liquidity and access to capital markets, including our borrowing availability; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including our superfast broadband offering and our TiVo set-top box; our insight and expectations regarding competitive and economic factors in the U.K., in particular with respect to our business division and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by a percentage of revenue and achieve assumed margins, the impact of our future financial performance, or market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in our most recent quarterly and annual reports and Liberty Global’s filings with the Securities and Exchange Commission including their most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

Contact Details

Investor Relations - Virgin Media		Corporate Communications - Virgin Media
Vani Bassi	+44 125 675 2347	Gareth Mead	+44 333 000 2584
		Matt Ridsdale (Tavistock)	+44 207 920 3150
Investor Relations - Liberty Global
Christopher Noyes	+1 303 220 6693
Oskar Nooij	+1 303 220 4218

Successor and Predecessor Periods - Combining Schedules
The financial results for the Predecessor Period from January 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to September 30, 2013 have been combined in order to provide a more meaningful basis for comparing the results of operations in this press release. The combination of Predecessor and Successor periods does not comply with GAAP and has not been prepared with a view towards complying with Article 11 of Regulation S-X. The table below reflects the combination of the Predecessor Period from January 1, 2013 to June 7, 2013 and the Successor Period from June 8, 2013 to September 30, 2013.

Nine Months Ended September 30, 2013	Successor	Predecessor	Combined
	Period from June 8 to September 30, 2013	Period from January 1 to June 7, 2013	9 months ended September 30, 2013
		in millions
Revenue:
Subscription revenue:
Television	£305.0	£423.6	£728.6
Internet	272.9	377.8	650.7
Telephony	306.5	433.2	739.7
Cable subscription revenue	884.4	1,234.6	2,119.0
Mobile	139.1	187.5	326.6
Total subscription revenue	1,023.5	1,422.1	2,445.6
Business	182.5	275.0	457.5
Other	75.8	113.1	188.9
Total revenue	1,281.8	1,810.2	3,092.0

OCF	539.9	730.8	1,270.7
Property and equipment additions	271.3	389.4	660.7
Capital expenditures	250.5	313.4	563.9

OCF Reconciliation
OCF	539.9	730.8	1,270.7
Share-based compensation expense	(62.7)	(22.1)	(84.8)
Depreciation and amortization	(504.2)	(432.8)	(937.0)
Impairment, restructuring and other operating items, net	(27.0)	(51.2)	(78.2)
Operating income (loss)	£(54.0)	£224.7	£170.7

Revenue Summary
The following information is presented in accordance with Liberty Global policies, and has been retrospectively reclassified for all periods presented:

	Q3 2013	Q2 2013	Q1 2013	Q4 2012	Q3 2012	Q2 2012	Q1 2012
	in millions
Revenue:
Subscription revenue:
Television	£242.6	£245.9	£240.1	£232.8	£223.3	£222.0	£208.8
Internet	216.9	220.1	213.7	205.2	202.6	203.2	189.3
Telephony	244.1	247.4	248.2	249.9	248.3	251.5	248.6
Cable subscription revenue	703.6	713.4	702.0	687.9	674.2	676.7	646.7
Mobile	111.8	106.2	108.6	113.3	111.5	109.2	103.9
Total subscription revenue	815.4	819.6	810.6	801.2	785.7	785.9	750.6
Business	146.6	147.5	163.4	165.3	168.6	166.0	170.4
Other	60.8	59.6	68.5	73.2	73.4	75.0	85.2
Total revenue	£1,022.8	£1,026.7	£1,042.5	£1,039.7	£1,027.7	£1,026.9	£1,006.2

Average Monthly Revenue per Customer*	£48.00	£48.62	£47.77	£47.05	£46.51	£46.80	£44.76

Average Monthly Revenue per Mobile
Subscriber*
Excluding interconnect	£12.31	£11.75	£12.00	£12.45	£12.26	£12.06	£11.46
Including interconnect	£14.51	£13.99	£14.64	£15.16	£14.83	£14.97	£15.01
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* The amounts reported for all quarterly periods prior to Q3 2013 have been revised from the amounts included in our Q2 2013 earnings release to reflect an adjustment to the allocation of quad-play bundling discounts.

OCF Reconciliation

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	in millions
OCF	£426.7	£427.0	£1,270.7	£1,232.6
Share-based compensation expense	(39.5)	(4.4)	(84.8)	(21.4)
Depreciation and amortization	(411.5)	(238.1)	(937.0)	(725.4)
Impairment, restructuring and other operating items, net	(21.6)	(4.7)	(78.2)	4.5
Operating income (loss)	£(45.9)	£179.8	£170.7	£490.3

Property and Equipment Additions

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended September 30,		Nine months ended September 30,
	2013	2012	2013	2012
	in millions

Customer premises equipment	£84.7	£90.1	£260.6	£297.7
Scalable infrastructure	37.2	36.1	131.7	136.4
Line extensions	21.1	22.6	71.9	67.0
Upgrade/rebuild	25.3	23.2	74.8	68.0
Support capital	44.0	31.1	121.7	105.6
Property and equipment additions	212.3	203.1	660.7	674.7
Assets acquired under capital leases	(26.3)	(24.7)	(86.6)	(78.3)
Changes in liabilities related to capital expenditures	26.2	24.3	(10.2)	(25.1)
Total capital expenditures	£212.2	£202.7	£563.9	£571.3

As % of Revenue:
Property and equipment additions	20.8%	19.8%	21.4%	22.0%
Capital expenditures	20.7%	19.7%	18.2%	18.7%

Revised Rebased Growth Rates for Q2 2013

The following table sets forth certain revised rebased growth rates for the three and six months ended June 30, 2013:

	Three months ended June 30, 2013*		Six months ended June 30, 2013*
	Increase (decrease)		Increase (decrease)
	Rebased %		Rebased %
	As previously reported	As revised**	As previously reported	As revised**

Business revenue	(7.8)	(4.3)	(7.3)	(2.9)
Total revenue	0.6	1.2	1.9	2.6
OCF	3.8	5.1	6.0	7.7
__________________

*	Represents rebased growth during the three or six months ended June 30, 2013, as applicable, as compared to the corresponding period in 2012.
** The previously reported rebased growth rates have been revised to correct certain policy alignment adjustments for installation fees received on business contracts.

Notes
______________________________

(1)
On June 7, 2013, Liberty Global, Inc. completed the “Liberty Global Transaction,” pursuant to which both of the successor companies to Liberty Global, Inc. and Virgin Media Inc. became subsidiaries of Liberty Global plc or “Liberty Global.” As a result of the push down of Liberty Global’s investment in Virgin Media in connection with the Liberty Global Transaction, a new basis of accounting was created in our condensed consolidated financial statements effective June 7, 2013. In our preliminary unaudited selected financial results included herein, the periods prior to June 8, 2013 are referred to as the “Predecessor Periods,” and the period from June 8, 2013 through September 30, 2013 is referred to as the “Successor Period.” The most significant effect of the Liberty Global Transaction on our results for the Successor Period is an increase in depreciation and amortization expense as a result of the application of acquisition accounting. In order to provide a more meaningful basis for comparing the results of operations for the nine months ended September 30, 2013 to the corresponding prior year periods, we have presented financial information for the nine months ended September 30, 2013 that reflects the combination of the results for the 2013 Predecessor and Successor Periods. The combination of Predecessor and Successor Periods is not permitted by GAAP and has not been prepared with a view towards complying with Article 11 of Regulation S-X.

(2)
Revenue Generating Unit (“RGU”) is separately a residential Television Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Television, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled television, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Some of these subscribers may choose to disconnect after their promotional period. Our September 30, 2013 RGU counts exclude 1,851,500 postpaid mobile subscribers and 1,180,400 prepaid mobile subscribers that are reported separately. Our mobile subscriber count represents the number of subscriber identification module (“SIM”) cards in service.

(3)
For purposes of calculating rebased growth rates on a comparable basis, we have adjusted our historical revenue and OCF for the Predecessor Periods to reflect the impacts of the push down of acquisition accounting in connection with the Liberty Global Transaction and the alignment to Liberty Global’s accounting policies. The acquisition accounting rebase adjustment relates to the amortization of a liability arising from the adjustment of a capacity supply contract to its estimated fair value as a result of acquisition accounting. The most significant of the policy alignment adjustments relates to the deferral of certain business contract installation revenue, which had been recognized upon completion of the installations in the Predecessor Periods. The following table presents the amount of installation revenue recognized during the Predecessor Periods that would have been deferred under Liberty Global’s accounting policy for the indicated periods. Amounts have been revised to reflect corrections of previously reported amounts, as further described on page 11 (in millions):

Three months ended March 31, 2012	£15.1
Three months ended June 30, 2012	£16.4
Three months ended September 30, 2012	£20.0
Three months ended December 31, 2012	£18.1
Three months ended March 31, 2013	£10.2
April 1, 2013 – June 7, 2013	£7.3

We have not adjusted the Predecessor Periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented in the Successor Period. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth rates are not necessarily indicative of the rebased revenue and OCF that would have occurred if the Liberty Global Transaction had occurred on the date assumed for purposes of calculating our rebased amounts, or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

(4)	Rebased growth rates for the three and six months ended June 30, 2013 have been revised. For additional information, refer to page 11.

(5)
OCF is the primary measure used by our management to evaluate the company’s performance. OCF is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, OCF is revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortization and impairment, restructuring and other operating items). Other operating items include (i) gains and losses on the disposition of long-lived assets, (ii) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory costs and due diligence fees, as applicable, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe OCF is a meaningful measure and is superior to available GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our OCF measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other companies. OCF should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income (loss), net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of OCF to operating income (loss) is presented on page 11.

(6)	Property and equipment additions include our capital expenditures on an accrual basis and amounts financed under capital lease arrangements.

(7)
Our fully swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue discounts and commitment fees, but excluding the impact of financing costs.

(8)
Homes Passed are homes and residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count Homes Passed relating to networks that we do not own and operate (commonly referred to as partner networks, or Off-Net).

(9)	Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet and telephony services.

(10)
A Television Subscriber is a home or residential multiple dwelling unit that receives our television service over our broadband network. Substantially all of our Television Subscribers receive our service via a digital television signal. Our Television subscriber base includes customers who pay a monthly fee for the video subscription or TiVo box functionality they receive (Paying TV customers), as well as those that have paid an initial fee to receive a Virgin Media set-top box together with internet and telephony subscriptions who do not pay an incremental recurring fee for our television service. Paying TV customers made up 88% of our Television subscriber base as of September 30, 2013.

(11)
An Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our broadband network. Our Internet Subscribers exclude 152,000 ADSL subscribers that are not serviced over our network (non-cable internet subscribers).

(12)
A Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our broadband network. Telephony subscribers exclude mobile telephony subscribers. Telephony Subscribers exclude 101,400 subscribers that are not serviced over our network (non-cable telephony subscribers).

(13)
Customer Relationships are the number of residential customers who receive at least one of our television, internet or telephony services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile and non-cable customers from Customer Relationships.

(14)
Average Monthly Revenue per Customer Relationship refers to the average monthly cable subscription revenue per average Customer Relationship, and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(15)
Postpaid Mobile Subscribers represent the number of SIM Cards relating to either a mobile service or a mobile broadband contract. Postpaid Mobile Subscribers are considered active subscribers if they have entered into a contract with Virgin Mobile for a minimum 30-day period and have not been disconnected.

(16)	Prepaid Mobile Subscribers are considered active subscribers if they have made an outbound call or text in the preceding 30 days.

(17)
Our Average Monthly Revenue per Mobile Subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period by the average of the opening and closing balances of total mobile subscribers in service for the period. The Average Revenue per Mobile Subscriber calculation that includes interconnect revenue increases the numerator in the above described calculation by the amount of interconnect revenue attributable to our mobile subscribers during the period. Mobile interconnect revenue utilized in the ARPU per Mobile Subscriber calculation consists of the following amounts for the respective periods (£ in millions):

	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	2013	2013	2013	2012	2012	2012	2012
Interconnect	20.0	20.2	23.9	24.7	25.7	26.3	32.1

(18)
Quad-play penetration represents the number of customers who subscribe to each of our four primary services, television, internet, fixed-line telephony and mobile telephony, divided by customer relationships. Due to the nature of the prepaid mobile business, we do not have information available to identify all of our prepaid customers. Therefore, quad-play customers only include those postpaid and prepaid mobile customers for which we have sufficient information to match these customers with the service address for a premise that receives our cable television, internet and fixed-line telephony services.

(19)	Capital expenditures refer to capital expenditures on a cash basis, as reported in our condensed consolidated statements of cash flows.

(20)
Net debt is defined as total debt including capital lease obligations less cash and cash equivalents. Net debt is not a defined term under US GAAP and may not therefore be comparable with other similarly titled measures reported by other companies.